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                                                                    EXHIBIT 99.1

*LL&E-ROYALTY TRUST

LL&E ROYALTY TRUST ANNOUNCES NO DISTRIBUTION FOR NOVEMBER 2005

LL&E ROYALTY TRUST

JPMORGAN CHASE BANK, N.A. - TRUSTEE                   NEWS
____________________________________________________RELEASE_____________________

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (October 31, 2005) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today there will be no Trust income distribution for the month of November 2005 for Unitholders of record on November 7, 2005. This release relates to production for the month of August 2005.

As more fully described in the Trust's periodic reports filed with the SEC, the Trust Agreement and the related Partnership Agreement provide that, under certain circumstances, the Trustee may establish cash contingency reserves for the payment of claims that are likely to be asserted against the Trust. With certain exceptions, any such reserves are required to be deposited in non-interest bearing accounts.

As described in the Trust's press release issued October 17, 2005, it appears highly likely that distributions to the Trust will be reduced significantly for a period of time as a result of the damage from Hurricanes Katrina and Rita to production facilities for properties in which the Trust has an interest. In light of this, the Trustee has determined to reserve approximately $576,000 that would otherwise be distributed to the unitholders on or about November 15, 2005 for the payment of the Trust's likely expenses in the foreseeable future. The Trustee intends to release all or a portion of the reserved funds, to the extent they are no longer necessary, as soon as the effects of the storm damage on the production facilities and the resulting effects on revenues to the Trust from the affected properties become reasonably certain.

The Working Interest Owner ("Owner"), under the terms of the Trust Conveyance, is permitted to escrow funds up to 125% of the estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). According to the most recent reserve report, estimated dismantlement costs are $16.6 million for Jay Field property, $1.0 million for South Pass 89 property and $1.4 million for Offshore Louisiana property. The Owner has informed the Trustee that it has elected not to escrow any additional funds at this time. However, the Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors, which may warrant a need for additional escrow. To date, the amounts escrowed for future dismantlement costs total approximately $4.5 million for Jay Field property, $2.6 million for South Pass 89 property and $3.0 million for the Offshore Louisiana property. The amounts escrowed on the South Pass 89 and Offshore Louisiana properties exceed 125% of the estimated future dismantlement costs by approximately $1.35 million and $1.25 million, respectively. The Trust Conveyance permits, but does not require, the Owner to release the excess escrowed funds, and the Owner has informed the Trustee that it does not intend to release any portion of the escrowed funds at this time.
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The $576,000 that the Trustee is reserving for the month of August includes no proceeds from the Jay Field property due to excess production costs. Excess production costs to be recouped from future proceeds at the Jay Field property totaled $2,133,257.

Gross Proceeds prior to deductions for Production Costs for the month of August 2005 by property are as follows: $1,808,000 for Jay Field property, $159,830 for South Pass 89 property, and $695,004 for Offshore Louisiana property.

Production Costs for the month of August 2005 by property are as follows:
$3,941,257 for Jay Field property, $56,433 for South Pass 89 property and $84,694 for Offshore Louisiana property.

There was no deduction made for the Special Cost Escrow in August 2005. Fee Lands Royalties for the month of August 2005 totaled $30,951. Trust related expenses for the month of August 2005 totaled $55,524.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, timing and extent of capital expenditures. In addition, the amount of future distributions will depend on the amounts escrowed by the Working Interest Owner as described above.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and all of its other filings with the Securities and Exchange Commission. The Trust's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.

The Trust income distribution announcement for the month of December will be made on or about November 23, 2005.




CONTACT:  LL&E ROYALTY TRUST
          JPMORGAN CHASE BANK, N.A., AS TRUSTEE
          MIKE ULRICH
          (800) 852-1422
          www.businesswire.com/cnn/lrt.htm